Exhibit 99.2

LeCroy Corporation Prices Underwritten Public Offering of Common Stock

CHESTNUT RIDGE, NY – November 4, 2010 – LeCroy Corporation (NASDAQ: LCRY) today announced the pricing of an underwritten public offering of 2,600,000 shares of its common stock at a price of $8.25 per share. The company has also granted to the underwriters a 30-day option to acquire an additional 390,000 shares to cover overallotments in connection with the offering. After the underwriting discount and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $19.7 million, assuming no exercise of the overallotment option. The offering is expected to close on November 9, 2010, subject to customary closing conditions. Needham & Company, LLC and Stifel Nicolaus Weisel are the underwriters for the offering.

LeCroy intends to use the net proceeds from the offering to repay indebtedness and for general corporate purposes, including working capital. The shares described above are being offered by LeCroy Corporation pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, (800) 903-3268; or Stifel, Nicolaus & Company, Incorporated, One Montgomery Street, Suite 3700, San Francisco, California 94104, (415) 364-2500.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. LeCroy offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer, semiconductor and consumer electronics, data storage, automotive and industrial, and military and aerospace markets. LeCroy’s 45-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” – capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the expected closing of the public offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the satisfaction of the conditions to closing of the offering, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.